Exhibit 99.1

eSpeed Reports Fourth Quarter and Full Year 2007 Results

BGC provides preliminary 4Q and FY2007 results;

Combined Company Provides 1Q2008 Outlook

NEW YORK – February 27, 2008 – eSpeed, Inc. (NASDAQ: ESPD), a leading developer of electronic marketplaces and related trading technology for the global capital markets, today reported results for the fourth quarter and full year ended December 31, 2007.

On May 29, 2007, eSpeed, Inc. and BGC Partners announced that eSpeed and BGC planned to merge, and that the Combined Company would be named “BGC Partners, Inc.” This merger is expected to close by the end of the first quarter of 2008. This release discusses fourth quarter and full year results for both companies, and the outlook for the Combined Company.

eSpeed’s Fourth Quarter and Full Year Results Summary

	4Q2007 Actual		4Q2006 Actual		FY2007 Actual		FY2006 Actual
GAAP Revenues	$38.2	MM	$45.0	MM	$159.2	MM	$164.7	MM
Non-GAAP Operating Revenues	$38.2	MM	$41.9	MM	$158.4	MM	$157.6	MM
GAAP Net (Loss) Income Per Diluted Share	$(0.42)		$0.07		$(0.64)		$0.09
Non-GAAP Net Operating (Loss) Income Per Diluted Share	$(0.04)		$0.06		$0.02		$0.15

BGC’s Preliminary Fourth Quarter and Full Year Results Summary1

BGC announced the following financial highlights related to its preliminary results for the fourth quarter and full year 2007:

•	BGC’s fourth quarter 2007 pre-tax profits were approximately $20 million versus a pre-tax loss of $32 million in the fourth quarter of 2006;

•	BGC’s full year 2007 pre-tax profits were approximately $101 million versus a pre-tax loss of $87 million in 2006;

•	BGC’s fourth quarter 2007 revenues increased by 33 percent year-over-year to approximately $253 million; and

•	BGC’s full year 2007 revenues increased by 37 percent year-over-year to approximately $1,029 million.

“BGC had a strong fourth quarter, and given its excellent performance year to date, we expect the Combined Company’s pro forma pre-tax first quarter 2008 profits to increase by over 80 percent compared to the first quarter of 2007,” said Howard W. Lutnick, who is Chairman, Chief Executive Officer and President of eSpeed, and who will become Chairman and co-Chief Executive Officer of the Combined Company upon the completion of eSpeed’s planned merger with BGC.

“We expect the Combined Company’s first quarter 2008 pro forma earnings per share to be approximately 450 percent higher than eSpeed’s stand-alone non-GAAP net operating income per share of four cents in the first quarter of 2007,” added Lee M. Amaitis, Chairman and Chief Executive Officer

[1]	The non-GAAP results for BGC in this release reflect the effects of the full formation and final separation from Cantor and exclude any costs which may be associated with the formation, separation and merger (including, without limitation, redemption of partnership interests) as well as any one time (i) compensation and (ii) other accounting charges associated with transactions to facilitate repayment of loans to executive officers, exchangeability of BGC Holdings units and other structuring features of the formation, separation and merger. For comparison purposes, please see the results for the year ended December 31, 2006 and for the nine months ended September 30, 2007 for “Pro Forma BGC Partners Stand-Alone” as contained in eSpeed’s special merger proxy filed with the SEC and dated February 11, 2008.

of BGC and Vice Chairman of eSpeed, who will become co-Chief Executive Officer of BGC Partners Inc. after the completion of the planned merger. “This extraordinary performance further demonstrates the strategic value to our stockholders of this highly accretive combination.”

eSpeed’s Fourth Quarter Earnings

eSpeed reported a net loss of $21.0 million, or $0.42 per diluted share, for the fourth quarter of 2007 based on Generally Accepted Accounting Principles (“GAAP”). To reflect earnings generated from the Company’s operations, eSpeed also reported a non-GAAP net operating loss of $2.0 million, or $0.04 per diluted share. The difference between non-GAAP net operating loss and GAAP net loss for the quarter was primarily due to $12.3 million in one time pre-merger severance and stock based compensation expenses, $3.5 million in patent litigation costs, $1.8 million in deal-related expenses, a $1.0 million charge for the impairment of fixed assets and capitalized software costs, and $0.5 million in losses from Aqua, in which eSpeed has an equity stake and into which it contributed its previous Equities Direct Access business in October 2007. All of these differences were net of tax.

In comparison, eSpeed reported GAAP net income of $3.4 million, or $0.07 per diluted share, for the fourth quarter of 2006. eSpeed also reported non-GAAP net operating income of $3.3 million, or $0.06 per diluted share. The difference between non-GAAP net operating income and GAAP net income for the quarter occurred primarily due to a September 11th-related government grant of $1.9 million partially offset by a $1.2 million charge for the impairment of fixed assets and capitalized software costs, $0.5 million in patent litigation costs, and a $0.1 million charge related to an office relocation, all net of tax.

eSpeed’s Full Year Earnings

For the full year 2007, eSpeed reported a GAAP net loss of $32.5 million, or $0.64 per diluted share, and non-GAAP net operating income of $0.9 million, or $0.02 per diluted share. The difference between non-GAAP net operating income and GAAP net loss for the year was primarily due to $12.3 million in one time pre-merger severance and stock based compensation expenses, $10.7 million in patent litigation costs, $5.1 million in deal-related expenses, $3.5 million in charges for the impairment of fixed assets and capitalized software costs, $1.6 million in losses from Aqua, and $0.3 million in charitable contributions related to eSpeed’s September 11, 2007 Charity Day. All of these differences were net of tax.

In comparison, eSpeed reported GAAP net income of $4.7 million, or $0.09 per diluted share, for the full year 2006. For the same timeframe, eSpeed reported non-GAAP net operating income of $7.8 million, or $0.15 per diluted share. The difference between non-GAAP net operating income and GAAP net income for the full year 2006 was primarily due to insurance proceeds of $2.1 million, a September 11th related government grant of $1.9 million, a payment to eSpeed of $0.5 million relating to a litigation settlement, and a $0.2 million net gain related to tax settlements, partially offset by $2.5 million in expenses relating to the relocation of the Company’s London offices, $2.0 million in patent litigation costs, $1.3 million in acquisition-related costs, a $1.2 million charge for the impairment of fixed assets and capitalized software costs, $0.7 million in accelerated amortization of capitalized software, and a $0.2 million charitable contribution to the Cantor Fitzgerald Relief Fund, all net of tax.

eSpeed’s Fourth Quarter Revenues

eSpeed reported GAAP and non-GAAP operating revenues of $38.2 million for the fourth quarter of 2007.

eSpeed reported GAAP revenues of $45.0 million and non-GAAP operating revenues of $41.9 million for the fourth quarter of 2006. The difference between GAAP and non-GAAP revenues for the fourth quarter of 2006 was a September 11th related government grant of $3.1 million.

Fully electronic revenues were $16.0 million in the fourth quarter of 2007, compared with $18.2 million in the fourth quarter of 2006. Excluding $1.9 million in revenues related to the Wagner patent and recorded in the fourth quarter of 2006 as part of “Fully electronic transactions with unrelated parties”, revenues from eSpeed’s fully electronic business were flat compared to the fourth quarter of 2007 from $16.3 million in the year-earlier period. Revenues from software solutions were $11.4 million in the quarter compared with $13.6 million in the year ago period. Excluding Wagner-related payments of $4.2 million in the fourth quarter 2006, recorded as “Software Solutions and licensing fees from unrelated parties”, software solutions revenues increased by 21.5 percent from $9.4 million in the fourth quarter of 2006. The Wagner patent expired in February of 2007.

Hybrid voice-assisted and screen-assisted revenues totaled $8.6 million in the fourth quarter of 2007, up 16.2 percent compared with $7.4 million in the fourth quarter of 2006.

eSpeed’s Full Year Revenues

eSpeed reported GAAP revenues of $159.2 million and non-GAAP operating revenues of $158.4 million for the full year 2007. The difference between GAAP and non-GAAP revenues for the year of 2007 reflected $0.8 million in revenues from Aqua.

eSpeed reported GAAP revenues of $164.7 million and non-GAAP operating revenues of $157.6 million for the full year 2006. The difference between GAAP and non-GAAP revenues for the full year 2006 was a gain from insurance proceeds of $3.5 million, a September 11 th-related government grant of $3.1 million, and $0.4 million in interest income related to the settlement of a tax-related matter.

Fully electronic revenues were $66.3 million for the full year 2007, compared with $69.0 million in 2006. Excluding $1.3 million in fully electronic revenues related to the Wagner patent recognized in 2007 and $6.2 million recognized in 2006, revenues from eSpeed’s fully electronic business were up 3.6 percent in 2007 from $62.8 million in 2006. Revenues from Software Solutions were $47.4 million for the full year 2007 compared with $47.8 million in 2006. Excluding Wagner-related Software Solutions from Unrelated Parties revenues of $1.6 million recorded in 2007 and $11.7 million recorded in 2006, Software Solutions revenues increased by 26.8 percent from $36.1 million in 2006.

Hybrid voice-assisted and screen-assisted revenues totaled $35.7 million in 2007, up 13 percent from $31.7 million in 2006.

See “Non-GAAP Financial Measures” below for a detailed description of the Company’s non-GAAP financial measures.

Items Impacting eSpeed’s GAAP Revenues and Income

The year-over-year decrease in quarterly GAAP revenues was due primarily to the loss of revenue related to the Wagner patent, partially offset by increases in hybrid screen-assisted and voice-assisted revenues from BGC. The lost net income from the Wagner patent, which totaled $3.1 million for the fourth quarter of 2006, $8.0 million for full year 2006 and $1.9 million for full year 2007, along with the aforementioned expenses related to compensation, litigation, and the BGC acquisition were the primary contributors to eSpeed’s wider GAAP net loss in the fourth quarter and full year 2007.

eSpeed’s Full Year and Fourth Quarter Cash Flow and Cash

eSpeed used cash flow from operations of $8.8 million during the fourth quarter of 2007, compared with the generation of $6.7 million during the fourth quarter of 2006. For the full year 2007, eSpeed generated cash flow from operations of $18.9 million, compared with $36.8 million in 2006.

The Company also reports free cash flow, which it defines as cash from operations less net cash used in investing activities, including capital expenditures. eSpeed’s free cash flow was ($19.4) million for the fourth quarter of 2007, compared with ($3.6) million in the prior year period. For the full year 2007 eSpeed’s free cash flow was ($23.6) million, compared with $8.6 million in the prior year.

Excluding related party receivables and payables, free cash flow was ($18.4) million for the fourth quarter of 2007 and ($17.1) million for the full year 2007, compared with ($0.4) million for the fourth quarter of 2006 and $14.7 million for the full year 2006.

The above cash flow measures were negatively impacted in the quarter and year primarily by a wider net loss and increased capital expenditures mainly related to the opening of an additional data center.

As of December 31, 2007, eSpeed’s cash and cash equivalents, marketable securities, and secured loan receivable2 totaled $165.2 million. In comparison, as of December 31, 2006, eSpeed’s cash and cash equivalents were $187.8 million.

Preliminary BGC Fourth Quarter Results

For the fourth quarter of 2007, BGC’s preliminary results were as follows: revenues were approximately $253 million, up 33 percent compared to the prior year quarter’s $190 million. BGC recorded pre-tax profits of approximately $20 million compared to a pre-tax loss of $32 million in the prior-year period.

For the fourth quarter of 2007, BGC’s revenues in Rates increased by approximately 10 percent, Credit by approximately 27 percent, and Foreign Exchange by approximately 59 percent, all compared to the fourth quarter of 2006. Revenues from Other Asset Classes increased by approximately 462 percent in the fourth quarter of 2007 compared to the year-ago quarter due primarily to the November 2006 acquisition of Aurel Leven.

For the fourth quarter of 2007, Rates represented approximately 41 percent of BGC’s revenues, Credit approximately 25 percent, Foreign Exchange approximately 13 percent, and Other Asset Classes approximately 10 percent.

Preliminary BGC Full Year Results

BGC’s preliminary results were as follows for the full year 2007: revenues were approximately $1,029 million, up 37 percent compared to $754 million in 2006. BGC recorded pre-tax profits of approximately $101 million for full year 2007 compared to a pre-tax loss of approximately $87 million in the prior year.

[2]	On July 26, 2007, eSpeed entered into a Secured Promissory Note and Pledge Agreement (the “Secured Loan”) with Cantor in which eSpeed agreed to lend to Cantor up to $100 million (the “Secured Loan Amount”) on a secured basis from time to time. The Secured Loan is guaranteed by a pledge of eSpeed Class A or Class B Common Stock owned by Cantor equal to 125% of the outstanding Secured Loan Amount, as determined on a next day basis. The Secured Loan bears interest at the market rate for equity repurchase agreements plus 0.25% and is payable on demand. The Secured Loan was approved by eSpeed’s Audit Committee. At December 31, 2007, the outstanding balance of the Secured Loan was $65 million.

For full year 2007, BGC’s revenues in Rates increased by approximately 26 percent, Credit by approximately 36 percent, and Foreign Exchange by approximately 53 percent, and Other Asset Classes by approximately 390 percent, all compared to full year 2006.

For full year 2007, Rates represented approximately 49 percent of BGC’s revenues, Credit approximately 22 percent, and Foreign Exchange approximately 13 percent, and Other Asset Classes approximately 8 percent.

Outlook for BGC and eSpeed Combined3

The Combined Company intends to pursue accretive acquisitions and to continue to profitably increase its brokerage headcount. It also expects to increase the percentage of its revenues from fully electronic trading, Software Solutions and Market Data. The Combined Company believes that these developments would have a significant positive effect on its profit margins and revenues. The outlook for the Combined Company contained in this release does not include the potentially accretive impact of any of these developments.

The Combined Company is expected to generate revenues of approximately $315 million in the first quarter of 2008, up 15 percent from approximately $273 million in the prior year period. The Combined Company expects first quarter 2008 pre-tax income to increase by over 80 percent when compared to the year-ago quarter to the range of $46 million to $49 million.

“Given the highly scalable nature of BGC’s global platform and the addition of eSpeed’s world-class technology and the integration of BGCantor Market Data, we anticipate tremendous leverage for the Combined Company in the first quarter and full year 2008,” said Robert West, who is Chief Financial Officer of BGC and who will hold the same position post-merger. “We expect to see incremental pre-tax margins of 30 percent or more as we continue to leverage the growth of the Combined Company’s revenues.”

Historically, the businesses have typically generated approximately 52 percent of their revenues and 54 percent of their pre-tax profits in first half of the year, and approximately 48 percent of their revenues and 46 percent of their pre-tax profits in the seasonally slower second half of the year. 2007 was an unusually positive year for inter-dealer brokers and exchanges, however, due to higher than normal market volatility in the second half of the year.

For the full year 2008, the Combined Company’s compensation and employee benefits are expected to be between 55 and 60 percent of total revenue. The Combined Company expects non-compensation expenses to be between 28 and 32 percent of total revenue in 2008. The Combined Company anticipates having an effective tax rate of approximately 28 percent in 2008, which will allow for faster utilization of net operating loss carry forwards. The Combined Company expects to have an effective tax rate of approximately 32.5 percent for 2009 and thereafter. The Combined Company expects to have a fully diluted average share count of approximately 188 million for 2008.

[3]	The non-GAAP outlook for the Combined Company in this release reflects the effects of the full formation and final separation from Cantor and excludes any costs which may be associated with the formation, separation and merger (including, without limitation, redemption of partnership interests) as well as any one time (i) compensation and (ii) other accounting charges associated with transactions to facilitate repayment of loans to executive officers, exchangeability of BGC Holdings units and other structuring features of the formation, separation and merger. The non-GAAP outlook for the Combined Company also excludes the impact of its minority interest investments, such as Aqua and the new futures exchange discussed in eSpeed’s Form 8-K filed with the SEC on December 27, 2007. For comparison purposes, please see the results for the year ended December 31, 2006 and for the nine months ended September 30, 2007 for “Pro Forma BGC Partners Stand-Alone” as contained in eSpeed’s special merger proxy filed with SEC and dated February 11, 2008.

The above results and outlook includes the elimination of revenues related to inter-company transactions of approximately [$50] million in 2007 and a similar figure in 2008, because of amounts that have historically been associated with inter-company revenue sharing transactions that will cease subsequent to the consummation of the proposed merger.

Fourth Quarter and Full Year 2007 Conference Call for Analysts and Investors

eSpeed will host a conference call on Thursday, February 28, 2008 at 8:30 A.M. EST, to discuss the above results and outlook. To listen to the call via audio webcast, please visit www.espeed.com. Please note: listeners must have a Real Media or Windows Media plug in and headphones or speakers to listen to the webcast.

About eSpeed, Inc.

eSpeed, Inc. (NASDAQ: ESPD) is a leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most liquid, efficient and neutral financial markets in the world. eSpeed operates multiple buyer, multiple seller real-time electronic marketplaces for the global capital markets, including the world’s largest government bond markets and other fixed income and foreign exchange marketplaces. eSpeed’s suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial products over eSpeed’s global private network or via the Internet. eSpeed’s neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading at the world’s largest fixed income and foreign exchange trading firms and major exchanges. To learn more, please visit www.espeed.com.

On May 29, 2007, eSpeed announced that it had entered into an Agreement and Plan of Merger, dated as of May 29, 2007 with BGC Partners, Inc. (“BGC Partners”); Cantor Fitzgerald, L.P. (“Cantor”); BGC Partners, L.P., a Delaware limited partnership; BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership; and BGC Holdings, L.P., a Delaware limited partnership pursuant to which eSpeed will acquire BGC Partners through a merger of BGC Partners with and into eSpeed. For more information, see eSpeed’s Report on Form 8-K dated May 29, 2007, and its definitive proxy statement dated February 11, 2008.

About BGC

BGC is a leading inter-dealer broker, providing integrated voice and electronic execution and other brokerage services to banks, brokerage houses and investment banks for a broad range of global financial products including fixed income securities, foreign exchange, equity derivatives, credit derivatives, futures, structured products and other instruments. This is complemented by market data products for selected financial instruments. Named after fixed income trading innovator B. Gerald Cantor, BGC has offices in London, New York, Copenhagen, Istanbul, Nyon, Paris, Mexico City, Toronto, Hong Kong, Seoul, Singapore, Sydney, Tokyo, Beijing (representative office). To learn more, please visit www.bgcpartners.com.

Important Information

In connection with the proposed Merger, the Company filed a definitive proxy statement on February 11, 2008 and related materials with the U.S. Securities and Exchange Commission (the “SEC”) for the meeting of stockholders to vote on the proposed Merger. BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION, HOLDERS OF THE COMPANY’S COMMON STOCK ARE URGED TO READ THEM CAREFULLY. The definitive proxy statement and related materials are available for free (along with any other documents and reports filed by the Company with the SEC) at the SEC’s website, www.sec.gov, and at the Company’s website, www.espeed.com.

Participant Information

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Certain information regarding the participants and their interests in the solicitation are set forth in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, which was filed with the SEC on August 23, 2007, and is set forth in the definitive proxy statement filed with the SEC on February 11, 2008 for the Company’s meeting of stockholders to vote on the proposed Merger. Stockholders may obtain additional information regarding the proposed Merger by reading the definitive proxy statement and the related materials relating to the proposed Merger.

Non-GAAP Financial Measures

To supplement eSpeed’s consolidated financial statements presented in accordance with GAAP and to better reflect the Company’s quarter-over-quarter and comparative year-over-year operating performance, eSpeed uses non-GAAP financial measures of revenues, net income and earnings per share, which are adjusted to exclude certain expenses and gains. In addition, the Company provides a computation of free cash flow. These non-GAAP financial measurements do not replace the presentation of eSpeed’s GAAP financial results but are provided to improve overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, eSpeed believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to the Company’s financial condition and results from operations. In addition, eSpeed’s management uses these measures for reviewing the Company’s financial results and evaluating eSpeed’s financial performance.

For the fourth quarter and full year 2007, the differences between GAAP net loss and non-GAAP net operating income were approximately $19.0 million and $33.5 million, respectively, net of tax, while the difference between GAAP revenues and non-GAAP operating revenues for the full year 2007 was approximately $2.8 million. eSpeed considers “non-GAAP net operating income” to be after-tax income generated from the Company’s continuing operations excluding certain non-recurring or non-core items such as, but not limited to, asset impairments, litigation judgments, costs or settlements, restructuring charges, costs related to potential acquisitions, charitable contributions, insurance proceeds, business partner securities, gains or losses on investments and similar events. eSpeed considers “non-GAAP operating revenues” to be net revenue excluding these same items.

The amortization of patent costs and associated licensing fees (including those made in settlement of litigation) from such patents are generally treated as operating items. Material judgments or settlement amounts paid or received and impairments to all or a portion of such assets are generally treated as non-operating items. Management does not provide guidance of GAAP net income because certain items identified as excluded from non-GAAP net operating income are difficult to forecast.

Discussion of Forward-Looking Statements

The information in this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

The actual results of eSpeed, BGC or the combined company in the merger (“we”, “our” or the “combined company”) and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy for eSpeed, BGC and/or the combined company include, but are not limited to, the combined company’s relationship with Cantor and its affiliates and any related conflicts of interests, competition for and retention of brokers and other managers and key employees, pricing and commissions and market position with respect to any of our products, and that of the combined company’s respective competitors, the effect of industry concentration and consolidation, and market conditions, including trading volume and volatility, as well as economic or geopolitical conditions or uncertainties. Results may also be impacted by the extensive regulation of our respective businesses and risks relating to compliance matters, as well as factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk as well as counterparty failure. Factors may also include the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property or employment or other litigation and their related costs, and certain financial risks, including the possibility of future losses and negative cash flow from operations, risks of obtaining financing and risks of the resulting leverage, as well as interest and currency rate fluctuations.

Discrepancies may also result from such factors as the ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services, to secure and maintain market share, to enter into marketing and strategic alliances, and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities, and joint ventures, and the integration of any completed transactions, to hire new personnel, to expand the use of technology for screen-assisted, voice-assisted and fully electronic trading and to effectively manage any growth that may be achieved. Results are also subject to risks relating to the proposed merger and separation of the BGC businesses and the relationship between the various entities, financial reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls, our ability to prepare historical and pro forma financial statements and reports in a timely manner, and other factors, including those that are discussed under “Risk Factors” in eSpeed’s Annual Report on Form 10-K/A for the year ended December 31, 2006, which was filed with the SEC on August 23, 2007 and in the definitive proxy statement filed with the SEC on February 11, 2008.

We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to update these statements in light of subsequent events or developments.

CONTACTS

U.K. Media:

Timo Kindred

44-(0)207-894-7292

tkindred@bgcpartners.com

U.S. Media:

Florencia Panizza

212-294-7938

fpanizza@bgcpartners.com

Robert Hubbell

212-294-7820

rhubbell@espeed.com

Investors:

Jason McGruder

212-829-4988

jmcgruder@espeed.com

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eSpeed, Inc and Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)

(in thousands, except per share data)

	December 31, 2007	December 31, 2006
	(Unaudited)
Assets
Cash and cash equivalents	$38,051	$21,838
Reverse repurchase agreements with related parties	59,806	166,009

Total cash and cash equivalents	97,857	187,847
Loan receivable from related party	65,000	—
Marketable securities	2,353	—
Fixed assets, net	61,257	57,443
Investments	9,415	7,780
Goodwill	12,184	12,184
Other intangible assets, net	5,578	6,949
Receivable from related parties	17,612	7,145
Other assets	11,899	13,725

Total assets	$283,155	$293,073

Liabilities and Stockholders’ Equity
Current liabilities:
Payable to related parties	$10,154	$7,751
Accounts payable and accrued liabilities	32,296	24,129

Total current liabilities	42,450	31,880

Deferred revenue	6,852	8,114

Total liabilities	49,302	39,994

Class A common stock, par value $0.01 per share; 200,000 shares authorized; 36,796 and 36,407 shares issued at December 31, 2007 and December 31, 2006, respectively	368	364
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 20,498 shares issued at December 31, 2007 and December 31, 2006, respectively	205	205
Additional paid-in capital	313,238	299,682
Treasury stock, at cost; 6,502 and 6,488 shares of Class A common stock at December 31, 2007 and December 31, 2006 respectively	(62,597)	(62,597)
Accumulated other comprehensive loss	(61)	—
Retained (deficit) earnings	(17,300)	15,425

Total stockholders’ equity	233,853	253,079

Total liabilities and stockholders’ equity	$283,155	$293,073

eSpeed, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues:
Transaction revenues with related parties
Fully electronic transactions with related parties	$15,631	$16,101	$63,941	$62,084
Fully electronic transactions with unrelated parties	417	2,144	2,395	6,937

Total fully electronic transactions	16,048	18,245	66,336	69,021
Voice-assisted brokerage transactions with related parties	6,829	6,015	27,822	26,043
Screen-assisted open outcry transactions with related parties	1,736	1,413	7,887	5,675

Total transaction revenues	24,613	25,673	102,045	100,739
Software Solutions fees from related parties	9,467	7,929	36,414	30,822
Software Solutions and licensing fees from unrelated parties	1,926	5,696	10,983	16,981
Insurance recovery	—	—	—	3,500
Grant proceeds	—	3,100	—	3,100
Interest income	2,236	2,616	9,773	9,541

Total revenues	38,242	45,014	159,215	164,683

Expenses:
Compensation and employee benefits	27,984	12,919	73,219	52,765
Amortization of software development costs and other intangibles	5,160	5,733	20,331	23,811
Other occupancy and equipment	10,151	8,871	37,067	37,280
Professional and consulting fees	4,305	2,690	17,361	9,464
Loss contingency	—	—	3,500
Impairment of long-lived assets	747	1,861	4,757	1,861
Communications and client networks	2,606	1,986	9,117	8,101
Marketing	219	110	918	852
Administrative fees to related parties	3,494	2,885	13,824	12,598
Amortization of business partner and non-employee securities	—	—	—	19
Acquisition related costs	1,336	—	6,641	2,026
Other	3,003	2,441	11,247	8,289

Total operating expenses	59,005	39,496	197,982	157,066

Pre-tax operating (loss) income	(20,763)	5,518	(38,767)	7,617
Income tax provision (benefit)	267	2,080	(6,243)	2,965

GAAP net (loss) income	$(21,030)	$3,438	$(32,524)	$4,652

Per share data:
Basic GAAP (loss) earnings per share	$(0.42)	$0.07	$(0.64)	$0.09

Diluted GAAP (loss) earnings per share	$(0.42)	$0.07	$(0.64)	$0.09

Basic weighted average shares of common stock outstanding	50,536	50,327	50,466	50,214

Diluted weighted average shares of common stock outstanding	50,536	51,453	50,466	51,258

eSpeed, Inc. and Subsidiaries

NON-GAAP CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues:
Transaction revenues with related parties
Fully electronic transactions with related parties	$15,631	$16,101	$63,941	$62,084
Fully electronic transactions with unrelated parties	417	2,144	2,395	6,937

Total fully electronic transactions	16,048	18,245	66,336	69,021
Voice-assisted brokerage transactions with related parties	6,829	6,015	27,822	26,043
Screen-assisted open outcry transactions with related parties	1,736	1,413	7,887	5,675

Total transaction revenues	24,613	25,673	102,045	100,739
Software Solutions fees from related parties	9,467	7,929	36,414	30,822
Software Solutions and licensing fees from unrelated parties	1,926	5,696	10,168	16,981
Interest income	2,236	2,614	9,773	9,104

Total non-GAAP revenues	38,242	41,912	158,400	157,646

Expenses:
Compensation and employee benefits	15,707	12,918	60,430	52,728
Amortization of software development costs and other intangible assets	5,161	5,734	20,008	22,649
Other occupancy and equipment	10,151	8,663	36,291	33,166
Professional and consulting fees	1,480	1,967	6,860	6,354
Communications and client networks	2,605	1,986	9,059	8,101
Marketing	218	110	918	852
Administrative fees to related parties	3,494	2,885	13,574	12,598
Other	2,560	2,441	9,635	8,600

Total non-GAAP operating expenses	41,376	36,704	156,775	145,048

Pre-tax operating (loss) income	(3,134)	5,208	1,625	12,598

Income tax (benefit) provision	(1,119)	1,878	686	4,764

Net operating (loss) income	(2,015)	3,330	939	7,834

Non-operating income (loss):
Amortization of business partner and non-employee securities, net of tax	—	—	—	(11)
Litigation costs, net of tax	(3,500)	(500)	(10,683)	(1,985)
Legal settlement, net of tax	—	—	—	458
Compensation costs, net of tax	(12,277)	—	(12,277)	—
Acquisition related costs, net of tax	(1,754)	—	(5,122)	(1,260)
Impairment of long-lived assets, net of tax	(965)	(1,186)	(3,504)	(1,186)
Loss on investment, net of tax	(519)	—	(1,563)	—
Accelerated amortization, net of tax	—	—	—	(689)
Office relocation cost, net of tax	—	(130)	—	(2,490)
Tax settlement, net of tax	—	—	—	226
Grant income, net of tax	—	1,924	—	1,924
Insurance recovery, net of tax	—	—	—	2,073
Charitable contribution Re: 9/11, net of tax	—	—	(314)	(242)
		—	—

Total non-operating (loss) income	(19,015)	108	(33,463)	(3,182)

GAAP net (loss) income	$(21,030)	$3,438	$(32,524)	$4,652

Per share data:

Basic pre-tax operating (loss) income per share	$(0.06)	$0.10	$0.03	$0.25

Basic tax (benefit) provision per share	$(0.02)	$0.04	$0.01	$0.09

Basic net operating (loss) income per share	$(0.04)	$0.07	$0.02	$0.16

Basic non-operating (loss) per share	$(0.38)	$0.00	$(0.66)	$(0.06)

Basic GAAP (loss) income per share	$(0.42)	$0.07	$(0.64)	$0.09

Diluted pre-tax operating (loss) income per share	$(0.06)	$0.10	$0.03	$0.25

Diluted tax (benefit) provision per share	$(0.02)	$0.04	$0.01	$0.09

Diluted net operating (loss) income per share	$(0.04)	$0.06	$0.02	$0.15

Diluted non-operating (loss) per share	$(0.38)	$0.00	$(0.66)	$(0.06)

Diluted GAAP (loss) income per share	$(0.42)	$0.07	$(0.64)	$0.09

Basic weighted average shares of common stock outstanding	50,536	50,327	50,466	50,214

Diluted weighted average shares of common stock outstanding	50,536	51,453	50,466	51,258

Additional data:

Pre-tax operating margin	-8.2%	12.4%	1.0%	8.0%

eSpeed, Inc. & Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
			(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(21,030)	$3,438	$(32,524)	$4,652
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,461	8,901	32,020	36,465
Insurance recovery from related parties	—	—	—	(3,500)
Impairment of long lived assets	743	1,861	4,753	1,861
Equity in net loss of unconsolidated investments	449	(5)	862	(38)
Deferred income tax expense	2,129	808	(4,663)	(33)
Stock-based compensation	10,422	699	12,935	2,418
Tax benefit from stock-based compensation	240	199	284	305
Excess tax benefits from stock-based compensation	—	36	(49)	(11)
Loss on disposal of property	—	127	—	127
Deferred compensation plan expense	—	138	—	138
Recognition of deferred revenue	(1,497)	(4,435)	(5,412)	(7,292)
Changes in operating assets and liabilities:
Receivable from related parties	(3,287)	(2,029)	(10,467)	(2,773)
Other assets	1,244	(568)	—	(5,141)
Payable to related parties	2,258	2,278	3,964	163
Accounts payable and accrued expenses	(10,167)	(5,675)	12,999	6,057
Deferred income	1,280	880	4,150	3,397

Net cash (used in) provided by operating activities	(8,755)	6,653	18,852	36,795

Cash flows used in investing activities:
Secured loan to related party	15,000	—	(65,000)	—
Insurance proceeds from related parties	—	—	—	3,500
Purchase of fixed assets	(5,786)	(4,486)	(18,730)	(13,241)
Purchase of marketable securities	67	—	(2,414)	—
Capitalization of software development costs	(5,530)	(5,555)	(21,678)	(17,213)
Capitalization of patent defense and registration costs	(173)	(259)	(1,505)	(1,270)
Decrease in restricted cash	—	—	1,827
Purchase of investment	(613)	—	(1,363)

Net cash provided by (used in) investing activities	2,965	(10,300)	(108,863)	(28,224)

Cash flows provided by financing activities:
Repurchase of Class A common stock	—	(93)	(373)	(93)
Proceeds from exercises of stock options and warrants	648	925	813	1,346
Excess tax benefit from stock based compensation	—	(36)	49	11
Cancellation of restricted stock units in satisfaction of withholding tax requirements	(468)	(423)	(468)	(423)

Net cash provided by financing activities	180	373	21	841

Net (decrease) increase in cash and cash equivalents	(5,610)	(3,274)	(89,990)	9,412

Cash and cash equivalents at beginning of period	11,141	94,149	21,838	37,070
Reverse repurchase agreements with related parties at beginning of period	92,326	96,972	166,009	141,365

Total cash and cash equivalents at beginning of period	103,467	191,121	187,847	178,435

Cash and cash equivalents at end of period	38,051	21,838	38,051	21,838
Reverse repurchase agreements with related parties at end of period	59,806	166,009	59,806	166,009

Total cash and cash equivalents at end of period	$97,857	$187,847	$97,857	$187,847

Supplemental cash information:
Cash paid for income taxes	—	$1,986	$122	$2,131
Deemed dividend to Cantor	—	$1,500	—	$1,500
Contribution of license from Cantor	—	$1,500	—	$1,500
Supplemental disclosure of non-cash investing activities:	—	—	—	—
Contribution of net fixed assets to related party	$(583)	—	$(1,134)	—

eSpeed, Inc. & Subsidiaries

CONSOLIDATED STATEMENTS OF FREE CASH FLOWS (unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Non-GAAP income before income taxes	$(3,134)	$5,208	$1,625	$12,598
Depreciation and amortization	8,461	8,901	32,020	36,465
Other non-cash and non-operating items	(7,390)	2,766	(27,303)	(7,388)

Non-GAAP (loss) income before income taxes adjusted for depreciation, amortization and other	(2,063)	16,875	6,342	41,675

Benefit (provision) for income taxes on non-GAAP operating income	1,119	(1,878)	(686)	(4,764)
Income tax provision on non-operating income	(1,386)	(202)	6,929	1,799
Deferred income tax expense	2,129	808	(4,663)	(33)
Tax benefit from stock-based compensation	240	199	284	305
Income taxes paid	—	1,986	122	2,131

Increase (decrease) in current income tax payable	2,102	913	1,986	(562)
Changes in related party receivable and payable, net	(1,029)	(3,251)	(6,503)	(6,110)
Changes in other operating assets and liabilities, net	(7,765)	(7,495)	17,027	2,181
Charitable contribution Re: 9/11	—	(389)	—	(389)

Net cash (used in) provided by operating activities	(8,755)	6,653	18,852	36,795

Insurance proceeds from related parties	—	—	—	3,500
Purchase of fixed assets	(5,786)	(4,486)	(18,730)	(13,241)
Purchase of marketable securities	67	—	(2,414)	—
Capitalization of software development costs	(5,530)	(5,555)	(21,678)	(17,213)
Capitalization of patent defense and registration costs	(173)	(259)	(1,505)	(1,270)
Purchase of investment	750	—	—	—
Decrease in restricted cash	—	—	1,827	—

Free cash flows	(19,427)	(3,647)	(23,648)	8,571

Related party receivable and payable, net	1,029	3,251	6,503	6,110

Free cash flows, net of related party activity	$(18,398)	$(396)	$(17,145)	$14,681

eSpeed, Inc. and Subsidiaries

RECONCILIATION of NON-GAAP FINANCIAL MEASURES TO GAAP (unaudited)

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31 2007	December 31 2006	December 31 2007	December 31 2006
Revenues	$38,242	$41,912	$158,400	$157,646
Insurance recovery [a]	—	—	—	3,500
Grant proceeds [b]	—	3,100	—	3,100
Tax settlement [c]	—	—	—	399
Legal settlement [d]	—	2		38
eSpeed Equities [e]	—	—	815	—

GAAP revenues	$38,242	$45,014	$159,215	$164,683

Operating expenses	$41,376	$36,704	$156,775	$145,048
Amortization of business partner and non-employee securities (f)	—	—	—	19.00
Litigation costs [g]	2,825	725	14,001	3,112
Tax settlement [h]	—	—	—	36
Legal settlement [i]	—	—	—	(700)
Accelerated amortization (j)	—	—	—	1,162
Office relocation costs (k)	—	208	—	4,115
Compensation Costs (l)	12,277	—	12,277	—
Acquisition related costs [m]	1,341	(2)	6,645	2,024
Impairment of long lived assets (n)	745	1,861	4,755	1,861
Charitable contribution Re: 9/11[o]	—	—	628	389.00
Loss on investment (p)	441	—	2,901	—

GAAP expenses	$59,005	$39,496	$197,982	$157,066

Pre-tax operating income	$(3,134)	$5,208	$1,625	$12,598
Sum of reconciling items = [a]+[b]+[c]+[d]+[e]-[f]-[g]-[h]-[i]-[j]-[k]-[l]-[m]-[n]-[o]-[p]	(17,629)	310	(40,392)	(4,981)

GAAP (loss) income before income tax provision	$(20,763)	$5,518	$(38,767)	$7,617

Non-GAAP provision for income taxes	$(1,119)	$1,878	$686	$4,764
Income tax benefit/expense on non-operating income [q]	1,386	202	(6,929)	(1,799)

GAAP provision for income taxes	$267	$2,080	$(6,243)	$2,965

Non-GAAP net operating income	$(2,015)	$3,330	$939	$7,834
Sum of reconciling items = [a]+[b]+[c]+[d]+[e]-[f]-[g]-[h]-[i]-[j]-[k]-[l]-[m]-[n]-[o]-[p]-[q]	(19,015)	108	(33,463)	(3,182)

GAAP net income	$(21,030)	$3,438	$(32,524)	$4,652

eSpeed, Inc. and Subsidiaries

Quarterly Market Activity Report

The following table provides certain volume and transaction count information on the eSpeed system for the periods indicated.

						% Change	% Change			% Change
	4Q06	1Q07	2Q07	3Q07	4Q07	4Q07 vs 3Q07	4Q07 vs 4Q06	2007	2006	07 vs 06
Volume (in billions)
Fully Electronic Volume—Excluding New Products	9,813	11,809	10,281	12,689	11,364	(10.4%)	15.8%	46,143	38,385	20.2%
Fully Electronic Volume—New Products*	1,335	1,415	1,066	990	1,335	34.8%	(0.0%)	4,806	3,783	27.1%

Total Fully Electronic Volume	11,148	13,224	11,347	13,679	12,699	(7.2%)	13.9%	50,949	42,168	20.8%
Voice-Assisted Volume	7,933	8,884	9,820	10,883	9,769	(10.2%)	23.2%	39,357	32,860	19.8%
Screen-Assisted Volume	6,111	7,486	7,317	8,438	7,503	(11.1%)	22.8%	30,744	22,887	34.3%

Total Voice/Screen-Assisted Volume	14,044	16,370	17,137	19,321	17,272	(10.6%)	23.0%	70,101	55,747	25.8%

Total Volume	25,192	29,594	28,484	33,000	29,971	(9.2%)	19.0%	121,050	97,915	23.6%

Transaction Count
Fully Electronic Transactions—Excluding New Products	1,764,930	2,062,341	1,749,219	2,660,756	2,810,937	5.6%	59.3%	9,283,253	7,459,514	24.4%
Fully Electronic Transactions—New Products*	142,239	144,378	153,673	128,425	125,631	(2.2%)	(11.7%)	552,107	552,899	(0.1%)

Total Fully Electronic Transactions	1,907,169	2,206,719	1,902,892	2,789,181	2,936,568	5.3%	54.0%	9,835,360	8,012,413	22.8%
Voice-Assisted Transactions	177,789	201,250	209,504	216,436	202,500	(6.4%)	13.9%	829,690	792,159	4.7%
Screen-Assisted Transactions	62,977	92,496	114,320	119,370	116,826	(2.1%)	85.5%	443,012	268,894	64.8%

Total Voice/Screen-Assisted Volume	240,766	293,746	323,824	335,806	319,326	(4.9%)	32.6%	1,272,702	1,061,053	19.9%

Total Transactions	2,147,935	2,500,464	2,226,716	3,124,987	3,255,894	4.2%	51.6%	11,108,062	9,073,466	22.4%

Trading Days	62	62	64	63	62

*  New Products defined as Foreign Exchange, Interest Rate Swaps, Repos, Futures, and Credit Default Swaps. CBOT Futures volume calculated based on per contract notional value of $200,000 for the two year contract and $100,000 for all others.

Global Interest Rate Futures Volume (1)
CBOT—US Treasury Contracts	129,828,448	161,232,523	171,180,151	190,159,708	169,104,983	(11.1%)	30.3%	691,677,365	512,163,874	35.1%
CME—Euro $ Contracts	130,341,959	152,724,717	148,244,973	180,358,177	140,142,461	(22.3%)	7.5%	621,470,328	502,077,391	23.8%
EUREX—Bund Contracts	74,001,534	88,987,126	88,867,284	91,302,644	72,162,362	(21.0%)	(2.5%)	341,319,416	319,889,369	6.7%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	30,742	34,437	33,100	39,414	35,044	(11.1%)	14.0%	141,994	131,410	8.1%
Average Daily UST Volume	496	555	517	626	565	(9.7%)	14.0%	566	526	7.6%
NYSE—Volume (shares traded)—in millions (3)	114,434	123,765	127,755	145,470	135,045	(7.2%)	18.0%	532,035	453,289	17.4%
Transaction Value—in millions	4,316,756	4,943,056	5,339,909	6,015,397	5,577,200	(7.3%)	29.2%	21,875,562	16,958,552	29.0%
NASDAQ—Volume (shares traded)—in millions (4)	121,477	131,410	134,007	136,916	139,202	1.7%	14.6%	541,535	500,708	8.2%
Transaction Value—in millions	2,945,401	3,300,788	3,526,949	3,896,657	4,536,801	16.4%	54.0%	15,261,194	11,635,148	31.2%

Sources:	(1) Futures Industry Association - Monthly Volume Report - (www.cbot.com, www.cme.com, www.eurexchange.com)
	(2) www.ny.frb.org/pihome/statistics/dealer - Federal Reserve Bank
	(3) NYSE - www.nyse.com
	(4) NASDAQ - www.marketdata.nasdaq.com
		Trading Days

		2008
		Q1	Q2	Q3	Q4
		61	64	64	62

		2007
		Q1	Q2	Q3	Q4
		62	64	63	62

		2006
		Q1	Q2	Q3	Q4
		62	63	63	62